SETTELMENT AGREEMENT PROMISSORY NOTE

$143,000.00	Las Vegas, Nevada
Maturity Date: January 3, 2017	Effective Date: June 1st, 2016

1. General overview, The parties Hearin attempted to enter unsuccessfully into a Investment and Operational Agreement that resulted that was never concluded due to unforeseen circumstances, whereby commitment were made and money transferred against the prospect of a successful conclusion. This agreement is to amicably resolver any outstanding issues. If both parties don’t sign this on the above Effective Date and verify through email, this note will become voided.

2. Payment. For value received, that combines all moneys sent to Players Network including the consolidation of all payments sent plus the $25,000 that was in a promissory note dated December 15th 2015 on or before January 3, 2017 (the “Maturity Date”) the undersigned, Players Network, Inc., a Nevada corporation (“Payor”), whose address is 1771 E. Flamingo Road, Suite 201A, Las Vegas, NV 89119 promises to pay Ziad Gappy (“Payee”), whose address is 29500 Telegraph road suit 200 Southfield MI 48034 the principal sum of One Hundred and Forty Three Thousand and no/100 ($143,000.00) Dollars, together with interest on the unpaid balance thereof from the Effective Date of this Note until the Maturity Date at the rate of Four (4%) percent per annum. The outstanding principal balance of this Note and any accrued but unpaid interest shall be due and payable on the Maturity Date. Payments of principal and interest shall be payable in lawful money of the United States of America. Payments shall be applied first to interest and the balance to principal. Unless there is an Event of Default (defined below), there are no required payments of interest or principal until the Maturity Date.

3. Additional Increase in note; In addition to this $143,000.00 note, Payee has advanced Payor an additional $14,000 that was paid directly to Tangiers on behalf of Payor. In the event Payee and Payor are successful in completing another transaction with a binding LOI Payee will waive the $14,000 payment and Payor will not be obligated to pay it back. In the event 3 weeks pass from the date of this agreement and a Binding LOI is not signed as long as there is a considerable effort being made to enter into another agreement, Payee will waive the $14,000. If no additional LOI is signed, the $14,000 paid to Tangiers will be added to this note and this note will increase from $143,000.00 to $157,000.00 as outlined in this Settlement agreement.

4. Prepayment. The Payor shall have the right to make partial and prepayments of principal and interest, either in whole or in part, in advance of the Maturity Date, at such time or times as it may elect, without premium or penalty, and without the prior consent of the Payee. Any prepayment shall be credited first to interest then accrued and the remainder to principal.

5. Stock Options. As a part of this settlement, the Payor will grant the Payee the option to purchase 5,000,000 shares of Payor common stock in PNTV for a period of 4 weeks at .01 per share and 3,000,000 shares of the Payor common stock in PNTV for a period of 24 months from the date of this agreement at a fixed price of .08 per shares.

6. Events of Default. If Payor: (a) fails to make any payment of interest or principal when required and such failure continues uncured for a ten (10) business days thereafter, or (b) becomes insolvent or the subject of a voluntary proceeding in bankruptcy or the subject of an involuntary proceeding in bankruptcy which proceeding continues undischarged or unstayed for a period of thirty (30) days after the proceeding is instituted, or a reorganization, arrangement or creditor composition proceeding, or ceases doing business as a going concern, or (c) if there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon the Payor that is not dismissed or removed within ten (10) days of such event, or (d) Payor sells, transfers or otherwise disposes of all or substantially all of its assets without Payee’s advance written consent, then the Payee, upon the occurrence of any of these events (each an “Event of Default”) shall have available to it the Remedies described below in Section 4.

7. Default. Upon the occurrence of an Event of Default, at the option of the Payee, the entire indebtedness evidenced hereby shall become immediately due and payable. Interest shall accrue at the rate equal to Ten (10%) percent. In addition, the Payee shall have the right to exercise any and all rights available to it. Payor further promises to pay any and all costs of collecting the amount due hereunder, including reasonable attorney fees. No delay on the part of the Payee in the exercise of any of the aforesaid rights or remedies shall operate as a waiver thereof, and no single or partial exercise of any right or remedy by the Payee shall preclude the exercise of any other right or remedy. Any remedy provided hereunder shall be in addition to all other remedies available to Payee and such remedies shall be cumulative.

8. Mutual Release In consideration of this promissory note both party’s agree to mutually release each other and waive all claims against any of the Released Parties for any damages, losses or claims, whether known and unknown, which arise during or result from prior activity, regardless of whether or not caused in whole or part by the negligence or other fault of any of the Released Parties agree to indemnify and hold each other harmless from all losses, liabilities, damages, costs or expenses (including but not limited to reasonable attorneys’ fees and other litigation costs and expenses) incurred by any of the Released Parties as a result of any claims or suits that may bring against any losses, liabilities, costs, damages, or expenses which arise during or result from my participation in the Activity, regardless of whether or not caused in whole or part by the negligence or other fault of any of the Released Parties.

9. Business interference and Relationships. Neither party will prevent the other party from perusing their independent business within the same industry or market or interfere with any relationship of any kind that developed through each other’s introductions.

10. Notices. Any notices required by the terms of this Note, until further notice in writing, shall be sent by registered or certified mail, return receipt requested, postage prepaid, to the Payor and Payee at their respective addresses shown above.

11. Waiver. The Payor and all endorsers, sureties and guarantors (if any) hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument (except for any notice or grace period expressly provided in this Note); and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted to Payee by other instruments or by law.

12. Applicable Law/Choice of Forum. This Note, together with the rights, duties and obligations hereunder, shall be construed in accordance with Nevada law. The parties agree that all actions arising directly or indirectly out of this Note shall be litigated only in the Clark County Nevada Circuit Court, or the applicable district court for Las Vegas, Nevada, or the U.S. District Court, and the parties hereby irrevocably consent to the personal jurisdiction and venue of these courts over the parties to this Note.

Players Network, Inc.,

By:	/s/ Mark Bradley
Its:	CEO

Payor

By:	/s/ Ziad Gappy
Ziad Gappy

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